Exhibit 99.1

UAL Investor Update: June 18, 2007

Unit Costs

The company estimates that mainline operating cost per available seat mile (“CASM”) excluding fuel, severance and special items will be flat to up 0.5 percent for the second quarter of 2007 from the same period in 2006.

Revenue Update

Second quarter mainline passenger unit revenue (“PRASM”) is expected to increase between 2.75 percent and 3.25 percent year-over-year. Second quarter consolidated PRASM is expected to increase between 2.0 percent and 3.0 percent year-over-year.

Yields continue to be strong internationally, but under pressure domestically as industry capacity grows and domestic industry revenue slows.

The company estimates that cargo, mail and other revenue will be between $420 million and $440 million for the quarter, including UAFC sales of approximately $15 million.

Traffic and Capacity	2Q 2007 Estimated Growth Percent Higher/ (Lower) Than 2Q 2006
	Capacity (Available Seat Miles)	Traffic (Revenue Passenger Miles)
Mainline	(1.0)%	Flat — (0.5)%
Express	7.5%	6.5% - 7.0%
Consolidated	Flat	0.25% - 0.75%

Liquidity

The company expects to end the quarter with an unrestricted cash and short-term investments balance of between $4.1 billion and $4.2 billion and $0.9 billion of restricted cash.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-Operating Income / Expense

The company estimates that below-the-line non-operating expense will be between $70 million to $80 million for the quarter.

Fuel

The company expects mainline jet fuel price per gallon to average $2.10 for the quarter, including taxes and the impact of hedges with a total estimated mainline fuel consumption of 579 million gallons.

As of June 15, 2007, the company had hedged 21 percent of forecasted fuel consumption for the third quarter of 2007, predominantly through heating oil three-way collars with upside protection on a weighted average basis beginning from $1.93 per gallon and capped at $2.13 per gallon.  Payment obligations on a weighted average basis begin if heating oil drops below $1.81 per gallon.

Additionally, as of the same date, the company had hedged 15% of forecasted fuel consumption for the fourth quarter of 2007 through heating oil three-way collars with upside protection on a weighted average basis beginning from $2.03 per gallon and capped at $2.22 per gallon.  Payment obligations on a weighted average basis begin if heating oil drops below $1.85 per gallon.

Share Count

The company hereby provides, for illustrative purposes only, estimated basic and dilutive share counts for the second quarter of 2007 and full year 2007. The company’s calculation of share counts are based on a number of assumptions including, but not limited to, an assumed market stock price, number of shares outstanding and a statutory tax rate of 37%. Actual share counts may be different from those shown below.

Net Income	2Q 2007 (Estimated)
	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than $0	117	117	$0
Less than $31 million	117	118	$0
$31 million	117	129	$0
$32 million- $50 million	117	150	$5
Greater than $50 million	117	153	$6

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Net Income	FY 2007 (Estimated)
	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in millions)
Less than $0	117	117	$0
$0 -$120 million	117	118	$0
$121 million - $127 million	117	129	$0
$128 million- $200 million	117	150	$21
Greater than $200 million	117	153	$25

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements included in this press release are forward-looking and thus reflect the company’s current expectations and beliefs with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be subject to many risks and uncertainties relating to the operations and business environment of the company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements.  Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the company’s ability to comply with the terms of its credit facility; the costs and availability of financing; the company’s ability to execute its business plan; the company’s ability to attract, motivate and/or retain key employees; the company’s ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions (including interest rates, foreign currency exchange rates, crude oil prices and refining capacity in relevant markets); the effects of  any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of jet fuel; our ability to cost-effectively hedge against increases in the price of jet fuel; the costs associated with security measures and practices; labor costs; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions, including open skies agreements; the ability of the company to maintain satisfactory labor relations and our ability to avoid any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties set forth from time to time in UAL’s reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized.  The company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

The United Building: 77 West Wacker Drive, Chicago, IL 60601

Non-GAAP To GAAP Reconciliations

Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence.  The Company also believes that adjusting for special items and the severance charge is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance.  The forecasted fuel expense per ASM shown below for the second quarter of 2007 was estimated based upon a projected jet fuel price of $2.10 per gallon.

	Three Months Ending June 30,
Operating expense per ASM - CASM (cents)	2007 Estimate		2006	Year-over-Year % Change
	Low	High	Actual
Mainline operating expense	11.05	11.09	11.43	(3.3)	(3.0)
Less: fuel expense & cost of third party sales - UAFC	(3.41)	(3.41)	(3.73)	(8.6)	(8.6)
Mainline excluding fuel & UAFC	7.64	7.68	7.70	(0.8)	(0.3)
Add: income from special items	—	—	—	—	—
Less: severance charge	—	—	(0.06)	—	—
Mainline excluding fuel, UAFC, special items and severance charge	7.64	7.68	7.64	—	0.5

The United Building: 77 West Wacker Drive, Chicago, IL 60601